Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Fresh Market, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 28, 2012, with respect to the consolidated financial statements of The Fresh Market, Inc., and the effectiveness of internal control over financial reporting of The Fresh Market, Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2012, filed with the Securities and Exchange Commission.

Greensboro, North Carolina

June 7, 2012